STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) shall be effective as of the 17th day of November 17th, 2003, by and between those persons listed on Exhibit “A” (each a “Seller” and collectively “Sellers”), and Optical Concepts of America., a Florida corporation, having an office at 2700 North 29th Avenue, Suite 305, Hollywood, Florida 33020 (“Buyer”).

WHEREAS, Sellers are, in the aggregate, the owner all of the issued and outstanding capital stock of Intelligent Business Systems Group, Inc., (the “Company” or “IBIS”) , as further described in Section 2.2 herein;

WHEREAS, pursuant to the terms and conditions set forth herein, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding capital stock of the Company.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

SALE AND TRANSFER OF SHARES; CLOSING

        1.1 Sale and Purchase of Company Common Shares. Upon the terms and subject to the conditions of this Agreement and on the basis of the representations, warranties and covenants contained herein, at the Closing, each Seller shall sell to Buyer the number of shares (the “Company Common Shares”) of the Company common stock, par value .001 per share, (the “Company Common Stock” ) set forth next to such Seller’s name on Exhibit “A” annexed hereto, which Company Common Shares in the aggregate represent all of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens, and Buyer shall purchase all such Company Shares.

        1.2 Payment of Purchase Price for Company Common Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties and covenants contained herein, at the Closing, in consideration for the Company Shares, Buyer shall issue to Sellers such number of shares (the “Buyer Common Shares”) of Buyer’s common stock, $0.001 par value per share (the “Buyer Common Stock”) as set forth on Exhibit “A”, which Buyer Common Shares shall be allocated among each Seller as set forth on Exhibit “A” annexed hereto. The total of the Buyer’s Common Shares issued to the Sellers at the Closing Date will be Fifteen Million (15,000,000) Shares. Although the officers and directors of the Company shall immediately take over the day to day operations of the Buyer, the 15,000,000 shares the Buyer’s stock and the stock of IBIS tendered by the shareholders of the Company shall remain in escrow until the Release Date. The Release Date shall be defined as the later of :

        1. The Company filing with the SEC the required Form 8k, including the consolidated audit of the Company and Optical according to US GAAP.

        2. The Company filing two consecutive Forms 10Qs, as required by the Securites Acts of the US.

        3. Ninety (90) days after the listing of Optical’s common stock on the Frankfurt Stock Exchange.

        Upon the Release Date, the exchange of shares shall be consummated and the escrow shall terminate. Notwithstanding the foregoing, the Release Date may be accelerated by the mutual consent of the parties hereto.

        1.3 Closing. The closing (the “Closing”) shall take place at the offices of Buyer at 10:00 a.m. local time, on a date, not more than ten (10) days after all conditions to Closing have been satisfied or waived. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the “Closing Date”.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

        Each Seller, severally, makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

        2.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Florida with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, and operate its business and assets. The Company is duly qualified, licensed or admitted to do business and in good standing in the jurisdictions in which the conduct of its business, the ownership, operation of its properties and assets, or the transactions contemplated by this Agreement, require it to be so qualified, licensed or admitted. Included in the Company’s. Schedules are complete and correct copies of the articles of incorporation, and bylaws of the Company as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s articles of incorporation or bylaws. The Company has taken all actions required by law, its articles of incorporation, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal right and has taken all action required by law, its articles of incorporation, and otherwise to consummate the transactions herein contemplated.

        2.2 Subsidiaries. Each Subsidiary, if any, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its businesses and assets. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions in which the ownership, operation of such Subsidiary’s businesses and assets, the conduct or nature of its business, or the consummation of the transactions contemplated herein makes such qualification, licensing or admission necessary. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable, and are owned, beneficially and of record, by the Company or a Subsidiary wholly owned by the Company free and clear of all Liens and there are no outstanding Options with respect to any Subsidiary.

        2.3 Capitalization. The total authorized capital stock of the Company consists of 100,000 shares of common stock, par value .001 per share, of which 100,000 shares are issued and outstanding,.

        2.4 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock (collectively, “Options”). There are no agreements, arrangements or understandings between any Seller, the Company and any other Person regarding the Company Shares (or the transfer, disposition, holding or voting thereof).

        2.5 Financial Statements. The unaudited balance sheets as of December 31, 2002 and related statements of profit and loss for the year ended December 31, 2002 (the “Financial Statements”) of the Company fairly present the consolidated financial position of such Subsidiaries as at the dates and for the periods indicated.The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

        It is understood that within sixty(60) days from the date of Closing, the Company will provide the Buyer with audited financial statement according to US General Accounting Procedures, as required by the regualtions issued by the Securities and Exhange Commission, and shall file the applicable Form 8k as required by such regulations.

        2.6 Absence of Changes. Since December 31, 2002, the Company has conducted its business only in the Ordinary Course of Business and there has not been: (a) any Material Adverse Change; (b) any material damage, destruction or loss, whether covered by insurance or not, with regard to the Company’s properties and business; (c) any amendment or change in the Company’s authorized or issued capital stock, or Charter Documents or bylaws; (d) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of, the capital stock of the Company, any purchase, retirement, redemption or other acquisition of, any grant of any stock option, warrant or other right to purchase shares of, or the grant of any registration rights with respect to, the capital stock of the Company; (e) any cancellation of, or agreement to cancel any indebtedness or obligation owing to the Company; (f) any amendment, modification or termination of any existing Permits or Contracts, or entering into any new Contract or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of the Company; (g) any entry into any material Contract by the Company not in the Ordinary Course of Business, including, without limitation, relating to any borrowing, capital expenditure or the sale or purchase of any property, rights, or assets or any options or similar agreements with respect to the foregoing; (h) any disposition by the Company of any material asset; (i) any adverse change in any Contract or relationship with any customer or supplier, the sales patterns, pricing policies, accounts receivable or accounts payable relating to the Company; (j) any write-down of the value of any inventory of the Company, or write-off, as uncollectible, of any notes, trade accounts or other receivables; or (k) any change by the Company in accounting methods or principles.

        2.7 Consents; Contracts. No consent of any party to any Contract or from any Authority is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, except for such consents that are obtained, in form and substance reasonably acceptable to Buyer, and delivered to Buyer at the Closing. Each material Contract to which the Company is a party is in full force and effect and is valid and enforceable in accordance with its terms. The Company has performed in all material respects all obligations required to be performed by it and (i) is not in default in any respect under or in breach of, and (ii) is not in receipt of any claim of default or breach under any material Contract. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which the Company is subject (including without limitation all performance bonds, warranty obligations or otherwise). The Company does not have any present expectation or intention of not fully performing all such obligations. Set forth in the Company Schedules is a description of every contract, agreement, or arrangement between the Company and any predecessor and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record, or known by the Company to own beneficially, 5% or more of the issued and outstanding common stock of the Company, and which is to be performed in whole or in part after the date hereof or which was entered into not more than three years prior to the date hereof. Except as disclosed in the Company Schedules or otherwise disclosed herein, no officer, director, or 5% shareholder of the Company has, or has had since inception of the Company any known interest, direct or indirect, in any transaction with the Company which was material to the business of the Company. There are no commitments by the Company, whether written or oral, to lend any funds, or to borrow any money from, or enter into any other transaction with, any such affiliated person.

        2.8 Litigation. There is no claim pending threatened against, relating to or affecting the Company or any of the assets or businesses of the Company nor is there any Order outstanding against the Company or any of the assets or properties of the Company.

        2.9 Compliance with Regulations and Orders; Permits; Affiliations. The Company is presently complying with all applicable Regulations and Orders of Authorities in respect of its operations, businesses, equipment, practices, real property, plants, structures and other properties, and all other aspects of its business and operations. The Company has all permits, licenses, provider numbers, orders, franchises, registrations and approvals (collectively, “Permits”) required for the Company to conduct its business as presently conducted. Each such Permit is valid and in full force and effect and there is no basis for believing that such Permit will not be renewable upon expiration.

        2.10 No Violation; Consents and Approvals. The execution and delivery by any Seller of this Agreement, the Ancillary Documents and the fulfillment of and compliance with the respective terms hereof and thereof do not and will not, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of the Company pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any Authority or other third party (including, without limitation, any creditor, customer or supplier) pursuant to, the Charter Documents of the Company or any Regulation, Order or Contract to which the Company is subject.The board of directors of the Company has authorized the execution and delivery of this Agreement by the Comapny, and has approved this Agreement and the transactions contemplated hereby, and will recommend to the Company’s Shareholders that the Exchange be accepted by them.

        2.11 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared by or at the instructions of Sellers, for or supplied to Buyer by or on behalf of Sellers or the Company with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING EACH SELLER

        Each Seller, individually, and not jointly and severally, makes the following representations and warranties to Buyer as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein.

        3.1 Authorization. Such Seller that is a natural person has full legal right, power and capacity to enter into this Agreement and all other agreements, documents, instruments and certificates contemplated herein or related hereto (the “Ancillary Documents”) and perform his or her obligations hereunder and thereunder. Such Seller that is not a natural person is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents and perform its obligations hereunder and thereunder. Upon execution and delivery of this Agreement and the Ancillary Documents by the parties hereto and thereto, this Agreement and each of the Ancillary Documents shall constitute the legal, valid and binding obligation of such Seller, enforceable against him, her or it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor rights generally and by general equitable principles.

        3.2 Title. Such Seller (a) is the sole record and beneficial owner of the Company Common Shares set forth next to such Seller on Exhibit “A” annexed hereto, free and clear of all Liens, save as disclosed in this Agreement and (b) has sole managerial and dispositive authority with respect to such Company Common Shares. All proxies granted with respect to such Seller’s Company Common Shares have been validly revoked. Upon delivery to such Seller by Buyer of the Purchase Price at the Closing, such Seller will convey, and Buyer will own and hold, good and marketable title to the Company Common Shares, free and clear of any and all Liens or contractual restrictions or limitations whatsoever.

        3.3 Authorization. Such Seller has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. Such Seller is not required to submit any notice, report, or other filing with any governmental authority in connection with such Seller’s execution or delivery of this Agreement, the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by such Seller in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

        3.4 Brokerage. Such Seller has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from the Company or from Buyer or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

        3.5 Purchase Entirely for Own Account. The Buyer’s Common Shares to be issued to such Seller in accordance with this Agreement will be acquired for investment for such Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Seller has no present intention of selling, granting any participation in, or otherwise distributing the same.

        3.6 Disclosure of Information. Such Seller believes he, she or it has received all the information such Seller considers necessary or appropriate for deciding whether to purchase the Buyer’s Common Shares. Such Seller further represents that he, she or it has had an opportunity to ask questions of and receive answers from Buyer regarding the terms and conditions of the transactions contemplated by this Agreement.

        3.7 Restricted Securities. Such Seller understands that the Buyer Common Shares constitutes “restricted securities” under the federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold without registration under the Securities Act of 1933, as amended (the “Act”), except in certain limited circumstances. Such Seller understands that the certificates evidencing the Buyer Common Shares shall bear an appropriate restrictive legend. With respect to Buyer Common Shares issued in reliance on the exemption from registration under Regulation S promulgated under the Act, Buyer shall refuse to register any transfer of the Buyer Common Shares not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; unless foreign law prevents Buyer from refusing to register securities transfers, which Buyer shall implement other reasonable procedures to prevent any transfer not made in accordance with the provisions of Regulation S.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to each Seller as of the date hereof and as of the Closing Date, unless a different date is specifically provided herein as follows:

        4.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets.

        4.2 Authorization. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Buyer has duly authorized the execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby, and no other corporate proceedings on its part are necessary to authorize this Agreement, such Ancillary Documents and the transactions contemplated hereby and thereby. Upon execution and delivery of this Agreement and the Ancillary Documents by the parties hereto and thereto, this Agreement and the Ancillary Documents to which Buyer is a party shall constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles.

        4.3 No Violation. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and will not (a) conflict with or result in a material breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of Buyer, or any Regulation to which Buyer is subject, or any material Contract or Order to which Buyer or its properties are subject. Buyer will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby. Included in the Buyer Schedules are complete and correct copies of the certificate of incorporation and bylaws of the Buyer as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Buyer’s certificate of incorporation or bylaws. Buyer has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and Buyer has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

        4.4 Governmental Authorities. Buyer has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby. Buyer is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement, the Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby. No authorization, consent, approval, exemption or notice is required to be obtained by Buyer in connection with the execution, delivery, and performance of this Agreement, the Ancillary Documents to which it is a party and the transactions contemplated hereby and thereby.

        4.5 Brokerage. Buyer has not employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Buyer, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. Buyer shall be solely responsible for any and all fees, commissions or other compensation to any such broker employed by Buyer.

        4.6 Capitalization. The total authorized capital stock of Buyer consists of 100,000,000 shares of common stock, par value $0.001 per share, of which 10,158,251shares are issued and outstanding. It is agreed that prior to the Closing, the Buyer shall effectuate a 1 for 50 reverse stock split, so at the date of Closing there shall be 203,165 common shares outstanding.At the date of the Closing, Buyer will also issue 2,500,000 shares of restricted to the Buyer’s designated consultants, and 2,996,835 of free trading stock to such designated consultants as registered in a S-8 filing with the SEC. Therefore, after Closing and the issuance of all common shares contemplated by this Agreement, there will be a total of 20,700,000 shares outstanding.

        4.7 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which the Company is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock.

        4.8 Litigation. There is no Claim pending or threatened against, relating to or affecting Buyer or any of the assets or businesses of Buyer nor is there any Order outstanding against Buyer or any of the assets or properties of Buyer.

        4.9 Disclosure. Neither this Agreement or any of the Ancillary Documents to which Buyer is a party nor any exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to Sellers by Buyer with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

         4.10 Securities Filings; Financial Statements.

    (a)        Buyer is required to file forms or reports with the Securities and Exchange Commission and is in compliance with all such requirements.

    (b)        Included in the Buyer Schedules are (i) the audited balance sheets of Buyer as of December 31, 2002, and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2002, with respect thereto, all as set forth in the SEC Reports.

    (c)        All such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The Buyer’s balance sheets present fairly as of their respective dates the financial condition of Buyer. As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, Buyer had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of Buyer, in accordance with generally accepted accounting principles. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

    (d)        Buyer has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

    (e)        Buyer has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

    (f)        The books and records, financial and otherwise, of Buyer are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

    (g)        All of Buyer’s assets are reflected on its financial statements, and, except as set forth in the Buyer Schedules or the financial statements of Buyer or the notes thereto, Buyer has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

4.11 Material Transactions or Affiliations. Except as disclosed herein and in the Buyer Schedules, there exists no contract, agreement or arrangement between Buyer and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Buyer to own beneficially, 5% or more of the issued and outstanding common stock of Buyer,and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 5% shareholder of Buyer has, or has had since inception of Buyer has any known interest, direct or indirect, in any such transaction with Buyer which was material to the business of Buyer. Buyer has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

4.12 Bank Accounts; Power of Attorney. Set forth in Schedule 2.21 is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Buyer within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Buyer, (b) all safe deposit boxes and other similar custodial arrangements maintained by Buyer within the past twelve (12) months, and (c) the names of all persons holding powers of attorney from Buyer or who are otherwise authorized to act on behalf of Buyer with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

ARTICLE V

COVENANTS OF SELLER

        From the date hereof until the Closing Date, except as otherwise consented to or approved by Buyer in writing, Sellers shall cause the Company to:

        5.1 Regular Course of Business. Operate its business diligently and in good faith and in the Ordinary Course of Business, including, without limitation: (i) maintaining all of its respective properties in good order and condition; (ii) maintaining (except for expiration due to lapse of time) all Contracts in effect without change except as expressly provided herein; (iii) complying with the provisions of all Regulations and Orders applicable to the Company and the conduct of its respective business; (iv) maintaining insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; (v) preserving the business of the Company intact; (vi) using its best efforts to keep available for the Company and Buyer, the services of the employees of the Company; and (vii) preserving the good will of clients, suppliers and others having business relations with the Company.

        5.2 Certain Restrictions. Refrain from: (i) changing or amending the Charter Documents of the Company; (ii) merging with or into or consolidating with any other Person; (iii) acquiring all or substantially all of the stock or the assets of any Person or changing the character of its business; (iv) issuing or selling any shares of the Company’s capital stock of any class or any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of such capital stock; (v) permitting any liens upon, pledging or otherwise encumbering any shares of such capital stock or any of their respective assets or properties; (vi) declaring, paying or setting aside for payment any dividend or other distribution to any of the stockholders of the Company in respect of their respective capital stock or otherwise; (vii) directly or indirectly, redeeming, retiring, purchasing or otherwise acquiring any shares of their respective capital stock or any of their respective indebtedness for money borrowed in advance of any scheduled repayment date; (viii) making any capital expenditures, or commitments with respect thereto; (ix) incurring, assuming or guaranteeing any indebtedness, obligations or liabilities or entering into any transactions or making any commitment to do any of the foregoing except in the Ordinary Course of Business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with Buyer; (x) canceling, releasing, waiving or compromising any debt, Claim or right in their respective favor; (xi) altering the rate or basis of compensation of any of their respective officers, directors, employees or consultants; and (xii) taking any action or failing to take any action as a result of which any of the other changes or events listed in Section 2.6 hereof is likely to occur.

         5.3 Full Access and Disclosure.

    (a)        Afford to Buyer and its counsel, accountants and other authorized representatives reasonable access during business hours to the Company’s facilities, properties, books and records in order that Buyer may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Company’s, including financial statement and other audits at the sole cost and expense of Buyer; and each Seller shall cause the Company’s officers, employees and auditors to furnish on a timely basis such additional financial and operating data and other information as Buyer shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Company made by the Company’s independent auditors in connection with any examination of the Company’s financial statements and books and records.

    (b)        Promptly notify Buyer in writing if any Seller becomes aware of any fact or condition that causes or constitutes a breach of any representation or warranty of any Seller as of the date of this Agreement, or if any Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

        5.4 Fulfillment of Conditions Precedent. Refrain from taking any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement. Each Seller shall use his, her or its best efforts to obtain at such Seller ‘s expense, on or prior to the Closing Date, all such waivers, permits, consents, approvals or other authorizat ions from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

        5.5 Tax Returns. File all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a “Pre-Closing Tax Return”), and the Company shall pay all Taxes due in respect of such Pre-Closing Tax Returns to the appropriate Taxing Authority; and the Company shall pay all costs associated with the preparation thereof.

        5.6 No Solicitation or Negotiation. Refrain from, and cause the Company’s directors, officers, employees, representatives, agents, advisors, accountants and attorneys to refrain from, initiating, soliciting or encouraging, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, the Company, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

        5.7 Public Announcements. Refrain from disclosing any of the terms of this Agreement to any third party (other than Buyer’s advisors and the Sellers’ advisors) without the other party’s prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of Buyer’s securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Buyer and the Sellers’ representative.

        5.8 Termination of Agreements. Terminate or cause to be terminated, on or prior to the Closing Date, any stockholders’ agreements, voting agreements or voting trusts to which any Seller or the Company is a party.

         5.9 Anti-Dilution.

    (a)       The number of shares of Optical Concepts of America, Inc., common stock issuable upon exchange pursuant to Section 3.01 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Buyer common stock which may occur (i) between the date of the execution of this Agreement and the Closing Date, as to the Initial Shares, and (ii) between the date of the execution of this Agreement and the release date, as to the Additional Shares.

    (b)        During the first 6 months period from the closing date, the Company hereby agrees that it will not undertake any form of equity financing without the express written consent and agreement of Consultant and furthermore, the controlling shareholders of the Company agree to “lock-up” their stock for a term of 12 months from the closing date and will not sell or attempt to sell any of their shares without Consultant’s specific consent during this period. This prohibition on the issuance or sale of any form of equity security shall include, inter alias, offerings made under SB-2, Regulation-D, Regulation-S, Regulation-A, S-8 or stock options/warrants. Further, as the Company requires additional capital, Consultant will have first right of refusal for any and all free trading common stock that the Company wishes to sell. The term consultant in this sub-section refers to the current majority shareholders of Buyer and certain consultants facilitating this agreement.

ARTICLE VI

COVENANTS OF BUYER

        6.1 Certain Restrictions. From the date hereof until the Closing Date, except as otherwise consented to or approved by Sellers owning a majority of the Company Common Shares , Buyer shall refrain from issuing or selling any shares of the Company’s or any other member of the Company’s capital stock of any class or any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of such capital stock. Notwithstanding the foregoing, it is agreed and consented that the Buyer, at the date of the Closing, shall file a S-8 Registration Statement with the Securities and Exchange Commission, which will result in the registration of 2,996,835 shares of the Buyer’s commons stock to certain consultants to Buyer and the Company to be identified at the time of the Closing.

        6.2 Full Access and Disclosure. Buyer hereby covenants and agrees with Sellers that prior to the Closing or the termination of this Agreement, Buyer shall afford to Sellers, and their counsel, accountants and other authorized representatives an opportunity to make such reasonable investigations as they shall desire to make of the business of Buyer; and Buyer shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as Sellers shall from time to time reasonably request. From time to time prior to the Closing Date, Buyer shall promptly supplement or amend information previously delivered to Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

ARTICLE VII

PRE-CLOSING COVENANTS

        7.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use his, her or its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement.

        7.2 Consents. Without limiting the generality of Section 7.1, each of the parties hereto shall use his or its best efforts to obtain all Permits of all Persons and Authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

        7.3 No Termination of Any Seller’s Obligations by Subsequent Incapacity. Each Seller specifically agrees that the obligations of such Seller hereunder shall not be terminated by the death or incapacity of such Seller.

        7.4 Confidentiality. From the date hereof to and including the Closing Date, Buyer, on the one hand, and each Seller, on behalf of himself, herself or itself and the Company, on the other hand, shall cause its principals, officers and other personnel and authorized representatives to hold in confidence, and not disclose to any other Person without the other party’s prior consent, all written and oral information furnished or disclosed by or received from such party or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be contemplated therein.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF BUYER

        Each and every obligation of Buyer under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by Buyer:

        8.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of each Seller contained in Article II and Article III and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, each Seller to Buyer, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Each Seller shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by him, her or it prior to the Closing Date or at the Closing.

        8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

        8.3 Third Party Consents. Sellers shall have delivered to Buyer, in form and substance reasonably acceptable to Buyer, all consents, approvals, waivers or other authorizations reasonably requested by Buyer with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

        8.4 No Material Adverse Change. There shall have been no Material Adverse Change to the Company, since the date of this Agreement. Buyer shall have received a certificate (which shall be addressed to Buyer), dated the Closing Date, from a representative of Sellers certifying to the foregoing.

        8.5 Due Diligence. Buyer shall have completed its due diligence investigation with respect to the Company including, but not limited to, business, financial, legal, operational, customer, worker’s compensation, employee (both internal and external) and real estate due diligence, with results satisfactory to Buyer in its sole discretion.

        8.6 Seller's Closing Documents. Seller shall have delivered to Buyer executed originals of each of the Sellers' closing documents.

        8.7 German Listing. The Company shall have retained a specialist to effectuate a listing of the Buyer’s stock on the Frankfurt Stock Exchange, and confirmation that such listing should occur no later than thirty days from the date of the Closing.

ARTICLE IX

CONDITIONS TO THE OBLIGATIONS OF SELLERS

        Each and every obligation of each Seller under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by Sellers:

        9.1 Representations and Warranties; Performance. The representations and warranties of Buyer contained in Article IV and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, or in any writing delivered by Buyer to Sellers, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. Buyer shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date.

        9.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

        9.3 Purchase Price. Each Seller shall have received the purchase price required to be delivered at Closing and to which such Seller is entitled pursuant to Section 1.2 hereof.

        9.4 Buyer's Closing Documents. Buyer shall have delivered to Sellers executed originals of each of the other Buyer's Closing Documents.

        9.5 14f Filing. Buyer shall have filed a Notification Statement to its Shareholders (Form 14f) with the Securities and Exchange Commission, and have mailed such notice to its shareholders.

ARTICLE X

TERMINATION OF AGREEMENT

        10.1 Methods of Termination. This Agreement shall terminate:

    (a)        by mutual consent of Buyer and Sellers holding a majority of the Company Common Shares; or

    (b)        on October 31, 2003.

        10.2 Procedure Upon Termination. In the event this Agreement is terminated as provided in Section 10.1:

    (a)        each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

    (b)        all information received by any party hereto of the other party or the Company (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

    (c)        no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement.

ARTICLE XI

CLOSING DELIVERIES

        11.1 Deliveries by Sellers. At the Closing, in addition to any other documents or agreements required under this Agreement, Sellers shall deliver to Buyer the following:

    (a)        Certificates, in genuine and unaltered form, representing the Company Common Shares, free and clear of all Liens, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, for transfer to Buyer;

    (b)        Evidence, in form satisfactory to Buyer, that all consents and approvals referred in Section 8.3 have been obtained;

    (c)        The Articles of Incorporation of the Company, as certified by appropriate state authority;

    (d)        Certificate of good standing from the appropriate state authority;

    (e)        Such other agreements, documents and instruments reasonably requested by Buyer to effectuate the transactions contemplated in this Agreement.

        11.2 Deliveries by Buyer. At the Closing, Buyer shall deliver to each Seller in accordance with Exhibit “A” annexed hereto, the following:

    (a)        Certificates evidencing the Buyer Common Shares to each Seller in accordance with Exhibit ” A” annexed hereto;

    (b)        The Articles of Incorporation of Buyer,as certified by the Florida Secretary of State;

    (c)            A Certificate of Good Standing for Buyer from the State of Florida; and

    (d)            Such other agreements, documents and instruments reasonably requested by Sellers to effectuate the transactions contemplated in this Agreement.

ARTICLE XII

POST-CLOSING COVENANTS

        12.1 Further Assurances. If at any time after the Closing Date, Buyer, on the one hand, or any Seller, on the other hand, shall consider or be advised that any further agreements, instruments, documents, deeds, papers, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in such party, the title to any property or rights of the other acquired or to be acquired by reason of, or as a result of, this Agreement or any of the transactions contemplated herein, the other party agrees that it or they shall execute and deliver all such proper agreements, instruments, documents, deeds, papers, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in such party and otherwise to carry out the purpose of this Agreement.

        12.2 Audited Financial Statements. Each Seller shall use his, her or its best efforts to cause to be completed and delivered to Buyer audited financial statements of the Company and each of the Company’s Subsidiaries, reasonably necessary for Buyer to meet its reporting obligations under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

ARTICLE XIII

SURVIVAL OF TERMS; INDEMNIFICATION

        13.1 Survival; Knowledge. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (i) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (ii) all representations and warranties shall survive and continue until eighteen (18) months from the Closing Date (the “Anniversary Date”), except for representations and warranties for which a claim for indemnification hereunder (an “Indemnification Claim”) shall be pending as of the Anniversary Date, in which event such representations and warranties shall survive with respect to such Indemnification Claim until the final disposition thereof.

        13.2 Indemnification by Seller. Each Seller shall, severally, indemnify, defend and hold harmless Buyer and each of the officers, directors, employees, shareholders, attorneys, accountants, partners, representatives, agents, successors and assigns of each of the foregoing (each an “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of such Seller under this Agreement, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Sellers hereunder.

        13.3 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless each Seller and each of the representatives, agents, successors and assigns of such Seller (each a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”), at all times after the date of this Agreement, against and in respect of any and all Claims (including, without limitation, the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or nonfulfillment of any covenant or other obligation on the part of Buyer under this Agreement, any document relating thereto or contained in any schedule (without giving effect to any amendment or supplement thereto) or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by Buyer hereunder.

         13.4 Third Party Claims.

    (a)        Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the “Indemnitee”) of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation, or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the “Indemnitor”) is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee will, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The Indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the Indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article XIII, would not be fully indemnified hereunder; or (iii) may have an adverse impact on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee). The Indemnitor and the Indemnitee shall cooperate in the defense of such Claims. In the case that the Indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner.

    (b)        Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnitor shall pay promptly on behalf of the Indemnitee, and/or to the Indemnitee in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise, unless in the case of a judgment an appeal is made from the judgment, plus all other Claims of the Indemnitee with respect thereto (including legal fees and expenses). If the Indemnitor desires to appeal from an adverse judgment, then the Indemnitor shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnitor of such amounts, the Indemnitor shall succeed to the rights of such Indemnitee, to the extent not waived in settlement, against the third party who made such third party Claim.

    (c)        Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the Indemnitor. An Indemnitor shall have the right to settle any Claim against it or as to which it has assumed the defense, subject to the prior written approval of the Indemnitee, which approval shall not be unreasonably withheld provided that such settlement involves only the payment of a fixed sum which the Indemnitor is obligated to pay and does not include any admission of liability or other such similar admissions by or related to Indemnitee with respect to such Claim.

    (d)        An Indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the Indemnitee unless: (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such action or Claim; (ii) the Indemnitor shall not have employed, or is prohibited under this Section 13.4 from employing, counsel in the defense of such action or Claim; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the Indemnitor.

         13.5 Limitation on Indemnification.

    (a)        None of the Buyer Indemnified Parties shall assert any Indemnification Claim hereunder against any Seller until such time as, and solely to the extent that, the aggregate of all such claims which the Buyer Indemnified Parties may have against Sellers shall exceed One Hundred Thousand Dollars ($100,000) (the “Seller’s Indemnification Threshold”), and the maximum amount that each Seller shall be liable under this Article XIII shall be limited to the value of the purchase price such Seller received pursuant to Section 1.2. As to each Seller, the aggregate of all Claims against such Seller shall be limited to recourse against the Buyer Common Shares issued to such Seller pursuant to Section 1.2, and the proceeds from the sale, transfer or hypothecation of such Buyer Common Shares.

    (b)        None of the Seller Indemnified Parties shall assert any Indemnification Claim hereunder against Buyer until such time as, and solely to the extent that, the aggregate of all such claims which the Seller Indemnified Parties may have against Buyer shall exceed One Hundred Thousand Dollars ($100,000) (the “Buyer Indemnification Threshold”).

ARTICLE XIV

DEFINITIONS; INTERPRETATIONS

        14.1 Headings. The article, section and other headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).

        14.2 Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular forms of nouns, pronouns, and verbs include the plural and vice versa.

        14.3 Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

        14.4 Certain Definitions. Capitalized terms not defined in this Agreement, shall have the following respective meanings:

        “Affiliate” means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person’s affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

        “Authority” means any international, federal, state local or municipal governmental, regulatory or administrative body, agency, department, division, subdivision, office, arbitrator or other authority, any court or judicial authority, or any public, private or industry regulatory agency or authority.

        “Claim” means any action, claim, obligation, liability, damage, loss, deficiency, cost, expense, commitment, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

        “Contract” means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

        “Debt” means, for any Person as of any date, the aggregate outstanding and unpaid balance (including but not limited to unpaid principal, accrued interest, costs and expenses) of all indebtedness of such Person which bears interest that would be included in Interest Expense of such Person for a fiscal period that includes such date.

        “GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

        “Lien” means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

        “Material Adverse Change” means any development or change which has, had or would have a Material Adverse Effect.

        “Material Adverse Effect” means, as to any Person, any circumstances, events, state of facts or matters which has had, or might reasonably be expected to have, a material adverse effect on (i) such Person’s business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects, or (ii) the ability of such Person to consummate any of the transactions contemplated by this Agreement or any of the related agreements, instruments or documents or (iii) the benefits contemplated to be conferred on such Person by this Agreement or any of the related agreements, instruments or documents.

        “Order” means any decree, consent decree, judgment, award, order, injunction or consent of or by an Authority.

        “Ordinary Course of Business” shall mean an action taken by a Person only if (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), and (iii) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

        “Person” means any individual, corporation, partnership, limited partnership, limited liability partnership or company, joint venture, company, syndicate, union, unincorporated organization, association, trust, entity, Authority or natural person.

        “Regulation” means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

ARTICLE XV

MISCELLANEOUS PROVISIONS

        15.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by the Companies, Buyer and Seller.

        15.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, prom ises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

        15.3 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

If to any Seller: If to Buyer:	The address as set forth on Exhibit "A" Optical Concepts of America Inc 2700 North 29th Avenue Suite 305 Hollywood, Florida 33020

or to such other person or address as such party shall furnish by notice to all other parties in writing.

        15.4 Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement are attached hereto and incorporated herein by this reference. Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section of this Agreement to which such disclosure relates, except where, and to the extent that, there is an explicit cross-reference in such Schedule to another Schedule.

        15.5 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

        15.6 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

        15.7 Governing Law. The Agreement shall be governed by the internal laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

        15.8 Jurisdiction of Disputes; Waiver of Jury Trial. In the event any party to this Agreement commences any litigation, proceeding or other legal action in connection with or relating to this Agreement or any matters described or contemplated herein, with respect to any of the matters described or contemplated herein or therein, the parties to this Agreement hereby (a) agree under all circumstances absolutely and irrevocably to institute any litigation, proceeding or other legal action in a court of competent jurisdiction located within the City and County of Broward, State of Florida, whether a state or federal court; (b) agree that in the event of any such litigation, proceeding or action, such parties will consent and submit to personal jurisdiction in any such court described in clause (a) of this Section and to service of process upon them in accordance with the rules and statutes governing service of process (it being understood that nothing in this Section shall be deemed to prevent any party from seeking to remove any action to a federal court in Broward County, Florida); (c) agree to waive to the full extent permitted by law any objection that they may now or hereafter have to the venue of any such litigation, proceeding or action in any such court or that any such litigation, proceeding or action was brought in an inconvenient forum; (d) agree as an alternative method of service to service of process in any legal proceeding by mailing of copies thereof to such party at its address set forth here in for communications to such party; (e) agree that any service made as provided herein shall be effective and binding service in every respect; and (f) agree that nothing herein shall affect the rights of any party to effect service of process in any other manner permitted by Law. EACH PARTY HERETO WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, AND AGREE TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

        15.9 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

        15.10 Dealings in Good Faith; Best Efforts. Each party hereto agrees to act in good faith with respect to the other party in exercising its rights and discharging its obligations under this Agreement. Each party further agrees to use its best efforts to ensure that the purposes of this Agreement are realized and to take all further steps as are reasonably necessary to implement the provisions of this Agreement. Each party agrees to execute, deliver and file any document or instrument necessary or advisable to implement or satisfy the express provisions of this Agreement.

        15.11 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

        15.12 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

        15.13 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        15.14 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shal l be borne and paid solely by the party incurring such fees, costs and expenses.

        15.15 Attorneys’ Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys’ fees, expenses and costs incurred with respect to trials, appeals and collection.

        15.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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        IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.

SELLERS:

BUYER:

Optical Concepts of America Inc.

By: ___________________________________
Authorized Signatory

EXHIBIT “A”

SELLERS:	CO. SHARES	BUYER SHARES
________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________	___________ ___________ ___________ ___________ ___________ ___________ ___________ ___________ ___________ ___________	_______________ _______________ _______________ _______________ _______________ _______________ _______________ _______________ _______________ _______________

INVESTOR SUITABILITY QUESTIONNAIRE

OPTICAL CONCEPTS OF AMERICA INC.

2700 North 29th Ave., Suite 305
Hollywood, Florida
33020

        This questionnaire is required to be completed by each capital stock holder of Optical Concepts of America, a Florida corporation, (the “Company”) and to be delivered to Optical Concepts of America., a Florida corporation (“Buyer”) pursuant to the Stock Purchase Agreement by and between Buyer and those persons designated as “Sellers” therein (the “Agreement”). The information contained herein is being furnished to Buyer in order to assist in determining whether the undersigned qualifies to receive shares of Buyer’s common stock, par value $0.001 per share, in accordance with the Agreement (collectively the “Securities”).

        The undersigned understands that such determination will be made in light of the requirements of Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations hereunder, and applicable state securities laws. The offer and sale of the Securities have not being registered under the Securities Act. Such offer and sale is being made privately pursuant to the private placement exemption from registration provided for by the Securities Act.

        The undersigned understands that the purpose of this questionnaire is to enable Buyer to discharge its responsibilities under the private placement exemption and that Buyer will rely upon the accuracy and completeness of the information contained herein. Accordingly, the undersigned represents and warrants to Buyer that (i) the information contained herein is true and correct and may be relied upon by Buyer, and (ii) the undersigned will immediately notify Buyer of any material change in any such information occurring prior to the consummation of the transactions contemplated by the Agreement.

Please complete Section III and either Section I or Section II.

SECTION I. OFFSHORE INVESTOR STATUS

        The following questions are intended to determine whether the issuance of the Securities to the undersigned is exempt from registration under Securities Act by virtue of Regulation S.

        The undersigned is not a "U.S. Person". (Check box if correct)

A “U.S. Person” means:
any natural person resident in the United States,
any partnership or corporation organized or incorporated under the laws of the United States, any estate of which any executor or administrator is a U.S. Person, any trust of which any trustee is a U.S. Person,
any agency or branch of a foreign entity located in the United States, any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if any individual resident in the United States), any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual resident in the United States), or any partnership or corporation if organized under the laws of any foreign jurisdiction and formed by any U.S. Person principally for the purpose of investing in securities not registered under the Act, unless it is organized or incorporated and owned by accredited investors (as defined in Rule 501(a) under the Act) who are not natural persons, estates or trusts.

At the time the undersigned executed the Agreement, the undersigned was outside the United States. (Check box if correct)

Except for a transaction registered under the Act or pursuant to an exemption from such registration, Subscriber agrees not to reoffer or sell the Shares, or to cause any transferee permitted hereunder to reoffer or sell the Shares, within the United States, or for the account or benefit of a U.S. Person, (i) as part of the distribution of the Common Stock at any time, or (ii) otherwise, until at least one year after the Shares are issued (“Holding Period”), and, in either case, only in a transaction meeting the requirements of Regulation S or Rule 144 under the Act, including without limitation, where the offer (i) is not made to a person in the United States and either (A) at the time the buy order is originated, the buyer is outside the United States or the seller and any person acting on its behalf reasonably believe that the buyer is outside the United States, or (B) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the seller nor any person acting on its behalf knows that the transaction has been pre-arranged with a buyer in the United States; and (ii) no directed selling efforts shall be made in the United States by the buyer, an affiliate or any person acting on their behalf. (Check box if the undersigned agrees to the foregoing)

If the undersigned can not check all of the three boxes above, the undersigned must complete Section II.

SECTION II. ACCREDITED INVESTOR STATUS

        The following questions are intended to determine whether the un dersigned qualifies as an “accredited investor” as defined in Regulation D under the Securities Act, and as construed by the Staff of the Securities and Exchange Commission.

FOR INDIVIDUALS:

        The undersigned is an individual whose net worth, or joint worth with the undersigned's spouse exceeds US$1,000,000. (Check box if correct)

        The undersigned is an individual whose income was in excess of US$200,000 (or joint income together with the undersigned’s spouse in excess of US$300,000) in each of the two most recent years (2000 and 2001) and the undersigned reasonably expects to reach the same income level in the current year (2002). (Check box if correct.)

FOR ENTITIES:

        The undersigned is a bank as defined in Section 3(a)(2) of the Act or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity;

        The undersigned is a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

The undersigned is an insurance company as defined in Section 2(13) of the Act;

The undersigned is an investment company registered under the Investment Company Act of 1940, as amended (the “Investment Act”) or a business development company as defined in Section 2(a)(48) of the Investment Act;

The undersigned is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;

The undersigned is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, where such plan has total assets in excess of US$5,000,000;

        The undersigned is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended (the “Employee Act”), where the investment decision is made by a plan fiduciary, as defined in Section 3(21) of the Employee Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or an employee benefit plan that has total assets in excess of US$5,000,000 or a self-directed plan the investment decisions of which are made solely by persons that are accredited investors;

        The undersigned is a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 as amended;

        The undersigned is an organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of US $5,000,000;

        The undersigned is a trust, with total assets in excess of US$5,000,000, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a “sophisticated” person, who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment.

SECTION III. GENERAL INFORMATION

FOR INDIVIDUALS
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______________________________________	Full Name
   Residence Address
   Mailing Address (if different)
   Signature
   Additional Name (only if held jointly)
   Other signature (if held jointly)FOR ENTITIES
   Name of Entity
   Principal Executive Office Address
   Mailing Address (if different)
   Signature of Authorized Person
   Name of Authorized Person
Title of Authorized Person